Consent of Independent Auditors


We consent to the references to our firm under the caption "Experts" in the Prospectus and under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 21, 2003 with respect to the financial statements of American Enterprise Variable Annuity Account - American Express(R) Signature One Variable Annuity comprised of the segregated asset subaccounts included therein in Post-Effective Amendment No. 12 to the Registration Statement (Form N-4, No. 333-85567) for the registration of American Express(R) Signature One Variable Annuity offered by American Enterprise Life Insurance Company.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 22, 2003